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                                                                      EXHIBIT 11
                         NOVAMETRIX MEDICAL SYSTEMS INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                      QUARTER ENDED                   SIX MONTHS ENDED
                                                10-27-96         10-29-95         10-27-96         10-29-95
                                                --------         --------         --------         --------
PRIMARY EARNINGS PER SHARE:
 Weighted average number of shares of           6,955,902        5,877,547        6,809,614        5,864,584
   Common Stock outstanding

 Net effect of dilutive common stock
 equivalents (1)                                1,197,477        2,048,676        1,171,142        2,140,366

 Total weighted average number of shares
  of Common Stock and dilutive common          ----------       ----------       ----------       ----------
  stock equivalents outstanding                 8,153,379        7,926,223        7,980,756        8,004,736
                                               ==========       ==========       ==========       ==========


FULLY DILUTED EARNINGS PER SHARE:
 Weighted average number of shares of           6,955,902        5,877,547        6,809,614        5,864,584
   Common Stock outstanding

 Net effect of dilutive common stock
 equivalents (1)                                1,403,505        2,048,676        1,518,532        2,140,152

 Total weighted average number of shares
  of Common Stock and dilutive common          ----------       ----------       ----------       ----------
  stock equivalents outstanding                 8,359,407        7,926,223        8,328,146        8,004,736
                                               ==========       ==========       ==========       ==========

Net income                                     $  696,158       $  456,964       $1,344,032       $  845,131

PER COMMON SHARE AMOUNTS:

Primary                                        $      .09       $      .06       $      .17       $      .11
                                               ==========       ==========       ==========       ==========

Fully Diluted                                  $      .08       $      .06       $      .16       $      .11
                                               ==========       ==========       ==========       ==========

(1) Common stock equivalents consist of the Company's Preferred Stock, stock options, warrants and shares subscribed under the Company's Employee Stock Purchase Plan. The computation of dilutive common stock equivalents is based on the if-converted method for the Preferred Stock and on the treasury stock method for the other common stock equivalents using the average market price for the primary earnings per share computations and the higher of average or period-end market price for the fully diluted earnings per share computations.

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